This SHARE PURCHASE AGREEMENT (the “Agreement”) is made effective as of September 26, 2018, at 12pm Eastern standard time, by and between Force Internationale Limited, a Cayman Island limited company (“Force Internationale”) and e-Learning Laboratory Co, Ltd., a Japanese company (“e-Learning”).

W I T N E S S E T H:

WHEREAS, Force Internationale holds 100% of the issued and outstanding common stock of Force Holdings, and;

WHEREAS, Force Holdings holds 100% of the issued and outstanding common stock of e-Learning, and;

WHEREAS, e-Learning holds 74.5% of the issued and outstanding common stock of EXDW (“EXDW Shares”); and

WHEREAS, Force Internationale, Force Holdings, and e-Learning wish for e-Learning to transfer the EXDW Shares to Force Internationale, and Force Internationale wishes to receive the EXDW Shares; and

WHEREAS, the parties wish to set forth their agreement in writing in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual provisions and covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.	The Purchase
a.	The Purchase Price. Subject to the terms and conditions set forth in this Agreement, e-Learning shall transfer to Force Internationale the EXDW Shares for an aggregate purchase price of $26,000.00 (the “Purchase Price”) subject to the terms and conditions set forth in this Agreement, and in reliance upon the provisions of Section 4(2) of the Securities Act of 1933, as amended.
b.	The Closing Date. The Closing Date is September 26, 2018, At the Closing, the parties shall deliver or shall cause to be delivered the following:

(A) e-Learning shall deliver common share certificates representing the EXDW Shares to Force Internationale, together with executed stock power;

(B) Force Internationale will deliver to the Purchase Price to e-Learning in wire transfer or other form acceptable to e-Learning.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1       Representations and Warranties of e-Learning. e-Learning hereby makes the following representations and warranties to Force Internationale:

(a)               e-Learning has full power and authority to enter into this Agreement and to consummate the Agreement. This Agreement has been duly and validly executed and delivered by e-Learning and constitutes the legal, valid and binding obligation of e-Learning, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors’ rights generally, and by legal and equitable limitations on the availability of specific remedies.

(b)               The execution, delivery and performance by e-Learning of this Agreement and consummation by e-Learning of the Agreement do not and will not: (i) violate the organizational documents of e-Learning, (ii) violate any decree or judgment of any court or other governmental authority applicable to or binding on e-Learning; (iii) violate any provision of any federal or state statute, rule or regulation which is, to e-Learning’s knowledge, applicable to e-Learning; or (iv) violate any contract to which e-Learning or any of its assets or properties are bound, or conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of , any agreement, indenture or instrument to which e-Learning is a party. No consent or approval of, or filing with, any governmental authority or other person not a party hereto is required for the execution, delivery and performance by e-Learning of this Agreement or the consummation of the Agreement.

(c)               There are no outstanding rights, options, subscriptions or other agreements or commitments obligating e-Learning with respect to the EXDW Shares.

(d)               e-Learning has taken no action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

(e)               No proceedings relating to the EXDW Shares are pending or, to the knowledge of e-Learning, threatened before any court, arbitrator or administrative or governmental body that would adversely affect e-Learning’s right to transfer the EXDW Shares to Force Internationale.

2.2              Representations and Warranties of Force Internationale. Force Internationale, for itself only, hereby represents, warrants and agrees as of the date hereof:

(a)       Force Internationale has full power and authority to enter into this Agreement and to consummate the Agreement. This Agreement has been duly and validly executed and delivered by Force Internationale and constitutes the legal, valid and binding obligation of Force Internationale, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

(b)       The execution, delivery and performance by Force Internationale of this Agreement and consummation by Force Internationale of the Transaction do not and will not: (i) violate any decree or judgment of any court or other governmental authority applicable to or binding on Force Internationale; (ii) violate any provision of any federal or state statute, rule or regulation which is, to Force Holding’s knowledge, applicable to Force Internationale; or (iii) violate any contract to which Force Internationale is a party or by which Force Internationale or any of its respective assets or properties are bound. No consent or approval of, or filing with, any governmental authority or other person not a party hereto is required for the execution, delivery and performance by Force Internationale of this Agreement or the consummation of the Transaction.

(c) Securities Representations. Force Internationale understands that the EXDW Shares have not been registered under the Securities Act and must be held indefinitely without any transfer, sale, or other disposition unless such shares are subsequently registered under the Securities Act or registration is not required under the Securities Act in reliance on an available exemption. The EXDW Shares to be acquired by Force Internationale under the terms of this Agreement will be acquired for Force Internationale’s own account, for investment, and not with the present intention of resale or distribution of all or any part of the securities. Force Internationale agrees that it will refrain from transferring or otherwise disposing of any of the shares, or any interest therein, in such manner as to violate the Securities Act or any applicable state securities law regulating the disposition thereof. Force Internationale is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act and has adequate means for providing for his current needs and possible personal contingencies and has no need now and anticipates no need in the foreseeable future to sell the EXDW Shares which Force Internationale is receiving hereby. Force Internationale understands that the EXDW Shares being issued and transferred pursuant to this Agreement are being issued and transferred and sold in reliance on specific exemptions from the registration requirements of Federal and state securities laws and that EXDW is relying upon the truth and accuracy of Force Internationale’s representations, warranties, agreements, and understandings set forth herein to determine Force Internationale’ suitability to acquire the EXDW Shares.

(d)       Disclosure Information. Force Internationale has received all the information Force Internationale considers necessary or appropriate for deciding whether or not to acquire the EXDW Shares. Force Internationale further represents that it has had an opportunity to ask questions and receive answers from the EXDW regarding the terms and conditions of the EXDW Shares, EXDW, its financial information or business.

(e)       Investment Experience. Force Internationale is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bar the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the EXDW Shares.

(f)       Acknowledgment. Force Internationale acknowledges that EXDW is a development stage corporation with a limited history of operations, that its operations are subject to the risks inherent in the establishment of a new business enterprise, and that there can be no assurance that EXDW will ever achieve profitability or that, if achieved, such profitability could be sustained. Force Internationale further acknowledges that an investment in the EXDW Shares involves substantial risk.

(g)       Knowledge of EXDW. Force Internationale is aware, through his own extensive due diligence of all material information respecting the past, present and proposed business operations of EXDW, including, but not limited to, its technology, its management, its financial position, or otherwise; understands that there is no “established trading market” for the EXDW Shares, that EXDW is uncertain, at this time, whether there’re will be any future “established trading market” for the EXDW Shares; and that the purchase price being paid for the EXDW Shares bears no relationship to assets, book value or other established criteria of value. Force Internationale has conducted his own investigation of the risks and merits of an investment in EXDW, and to the extent desired, including, but not limited to a review of EXDW’s books and records, financial and Force Internationale has had the opportunity to discuss this documentation with the directors and executive officers of EXDW; to ask questions of these directors and executive officers; and that to the extent requested, all such questions have been answered to his satisfaction.

(h)       Purchase of EXDW Shares. Force Internationale and EXDW agree and understand that the consummation of this Agreement including the transfer of the EXDW Shares to Force Internationale as contemplated hereby, may constitute the offer and sale of securities under the Securities Act and applicable state statutes. Force Internationale and EXDW agree such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, among other items, on the circumstances under which such securities are acquired.

(i)       Force Internationale acknowledges that neither the SEC nor the securities commission of any state or other federal agency has made any determination as to the merits of acquiring the EXDW Shares, and that this transaction involves certain risks.

(j)       Force Internationale has received and read the Agreement and understand the risks related to the consummation of the transactions herein contemplated.

(k)       Force Internationale has such knowledge and experience in business and financial matters that he is capable of evaluating each business.

(l)       All information which Force Internationale has provided to EXDW or its representatives concerning their suitability and intent to hold EXDW Shares following the transactions contemplated hereby is complete, accurate, and correct.

(m)       Force Internationale has not offered or sold any securities of EXDW or interest in this Agreement and has no present intention of dividing the EXDW Shares to be received or the rights under this Agreement with others or of reselling or otherwise disposing of any portion of such stock or rights, either currently or after the passage of a fixed or determinable period of time or on the occurrence or nonoccurrence of any predetermined event or circumstance.

(n)       Force Internationale understand that the EXDW Shares has not been registered, but is being acquired by reason of a specific exemption under the Securities Act as well as under certain state statutes for transactions not involving any public offering and that any disposition of the subject EXDW Shares may, under certain circumstances, be inconsistent with this exemption and may make Force Internationale an “underwriter,” within the meaning of the Securities Act. It is understood that the definition of “underwriter” focuses upon the concept of “distribution” and that any subsequent disposition of the subject EXDW Shares can only be effected in transactions which are not considered distributions. Generally, the term "distribution" is considered synonymous with “public offering” or any other offer or sale involving general solicitation or general advertising. Under present law, in determining whether a distribution occurs when securities are sold into the public market, under certain circumstances one must consider the availability of public information regarding the issuer, a holding period for the securities sufficient to assure that the persons desiring to sell the securities without registration first bear the economic risk of their investment, and a limitation on the number of securities which the stockholder is permitted to sell and on the manner of sale, thereby reducing the potential impact of the sale on the trading markets. These criteria are set forth specifically in rule 144 promulgated under the Securities Act.

(o)       Force Internationale acknowledges that the EXDW Shares must be held and may not be sold, transferred, or otherwise disposed of for value unless they are subsequently registered under the Securities Act or an exemption from such registration is available. EXDW is not under any obligation to register the EXDW Shares under the Securities Act, except as set forth in this Agreement. EXDW is not under any obligation to make rule 144 available, except as may be expressly agreed to by it in writing in this Agreement, and in the event rule 144 is not available, or some other disclosure exemption may be required before Force Internationale can sell, transfer, or otherwise dispose of such EXDW Shares without registration under the Securities Act. EXDW’s registrar and transfer agent will maintain a stop transfer order against the registration or transfer of the EXDW Shares, and the certificates representing the EXDW Shares will bear a legend in substantially the following form so restricting the sale of such securities:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ARE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLYING WITH RULE 144 IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE SECURITIES ACT.

(p)       EXDW may refuse to register further transfers or resales of the EXDW Shares in the absence of compliance with Rule 144 unless Force Internationale furnish EXDW with a “no-action” or interpretive letter from the SEC or an opinion of counsel reasonably acceptable to EXDW stating that the transfer is proper. Further, unless such letter or opinion states that the EXDW Shares are free of any restrictions under the Securities Act, EXDW may refuse to transfer the securities to any transferee who does not furnish in writing to EXDW the same representations and agree to the same conditions with respect to such EXDW Shares as set forth herein. EXDW may also refuse to transfer the EXDW Shares if any circumstances are present reasonably indicating that the transferee's representations are not accurate.

(q)       In connection with the transaction contemplated by this Agreement, Force Internationale and EXDW shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where EXDW reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(r)       Force Internationale and EXDW acknowledge that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

ARTICLE III

MISCELLANEOUS

3.1       Entire Agreement; Amendments. The Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

3.2       Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by Force Internationale and e-Learning or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

3.3       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Force Internationale may not assign this Agreement or any rights or obligations hereunder without the prior written consent of e-Learning.

3.4       No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

3.5       Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of the documents contemplated herein, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

3.6       Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing.

3.7       Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

3.8       Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affecting or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

e-LEARNING LABORATORY CO., LTD. /s/ Tomoo Yoshida By: (Print Name): Tomoo Yoshida Position: CEO	FORCE INTERNATIONALE LIMITED /s/ Keiichi Koga By: (Print Name): Keiichi Koga Position: Director